Roger Mason

WSP USA Environment and Infrastructure Inc.

10876 S. River Front Parkway

South Jordan, Utah 84095

CONSENT

I, Roger Mason, state that I am responsible for preparing or supervising the preparation of the "AACE Class 4 Pre-Feasibility Study (not a Pre-Feasibility Study intended to be compliant with NI 43-101 or S-K 1300)" (the "Project Report").

Furthermore, I state that:

a. the document that the Project Report supports is the Current Report on Form 8-K of Energy Fuels Inc. (the "Company") to which this consent is filed as Exhibit 23.1 (the "Document"), and a press release dated April 21, 2024;

b. I consent to the use of my name, or any quotation from or summarization in the Document of the

Project Report and to the incorporation by reference of such information into the Company's Form S-3 Registration Statements (File Nos. 333-278193 and 333-226878), and any amendments or supplements thereto; and the Company's Form S-8 Registration Statements (File Nos.

333-217098, 333-205182, 333-194900, 333-226654, 333-254559 and 333-278611), and any amendments or supplements thereto; and

c. I confirm that I have read the portions of the Document that the Project Report supports, and that the Document filed on April 25, 2024 fairly and accurately reflects, in the form and context in which it appears, the information in the Project Report.

Dated at 2:20 pm MDT this 24 day of April, 2024

/s/ Roger Mason
Roger Mason, Engineering Manager Utah Registration 11393651-2202